Exhibit 10.4
ADDITIONAL SHARES AGREEMENT

This Additional Shares Agreement (the “Agreement”) is entered into as of April 12 2011 by and between Alamo Energy Corp., a Nevada corporation (the “Company”), and Range Kentucky Holdings LLC, a Wyoming limited liability company (the “Holder”). Capitalized terms used and not otherwise defined herein that are defined in the MIPSA (as defined below) shall have the meanings given such terms in the MIPSA.

RECITALS

A.                The Company and the Holder are parties to, among other agreements, a Member Interest Purchase and Sale Agreement dated April 12, 2011, a copy of which is attached hereto and by this reference incorporated herein (the “MIPSA”).

B.                Pursuant to the MIPSA, the Holder shall receive the purchase price of Six Million Seven Hundred Seventy-Five Thousand Dollars ($6,775,000), which shall consist of Four Hundred Thousand Dollars ($400,000) in cash and Six Million Three Hundred Seventy-Five Thousand Dollars ($6,375,000) payable to the Holder in shares of the Company’s common stock, which shall be calculated based on a per share price of $0.75 per share (“Per Share Price”), such that the Company  shall issue to the Holder eight million five hundred thousand (8,500,000) shares of the Company’s common stock (“Equity Portion”).

C.                In order to induce the Holder to enter into the MIPSA, the Company has agreed to grant to Holder the right to additional shares if the 10-day volume weighted average price of the Company’s common stock is below the Per Share Price during the period of twenty four (24) months following the Closing Date, on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties mutually agree as follows:

1. Consideration. In consideration of the Holder entering into this Agreement and the MIPSA, the Company hereby agrees that five million five hundred thousand (5,500,000) shares (the “Protected Shares”) of the Equity Portion shall be subject to the downside price protection specified in Section 2 below for a period of twenty four (24) months following the Closing Date (the “Protection Period”).

2.  Adjustment of Per Share Price; Additional Issuance.

(a) If, during the Protection Period, the 10-day volume weighted average price (“VWAP”) of the Company’s common stock (the “10-Day VWAP”) is less than or equal to $0.60 per share (the “First Triggering Per Share Price”), then the Holder may elect to adjust the Per Share Price so that the Per Share Price shall equal the 10-Day VWAP  (the “First Adjusted Per Share Price”) on the Triggering Date (as defined below).

(b) If, during the Protection Period, the 10-Day VWAP is less than or equal to $0.35 per share (the “Second Triggering Per Share Price”), then the Holder may elect to adjust the Per Share Price so that the Per Share Price shall equal the 10-Day VWAP (the “Second Adjusted Per Share Price”) on the Triggering Date.

(c) Notice of Triggering Date. The Holder shall provide the Company written notice of its election to adjust the Per Share Price to the First Adjusted Per Share Price or the Second Adjusted Per Share Price, as the case may be, within the earlier of (i) thirty (30) calendar days after the Triggering Date; and (ii) the last day of the fiscal quarter in which the Triggering Date occurs. The “Triggering Date” is the date that the10-Day VWAP is less than or equal to the First Triggering Per Share Price or the the Second Triggering Per Share Price, as the case may be.

(d) Whenever the Per Share Price is adjusted pursuant to Section 2(a) above, the Company shall issue to the Holder the number of shares of common stock obtained by (i) multiplying the number of Protected Shares held by the Holder on the Triggering Date by the Per Share Price, and (ii) subtracting the number of Protected Shares held by the Holder on the Triggering Date from the quotient so obtained by dividing the product specified in Section 2(d)(i) by the First Adjusted Per Share Price,.

(e) Whenever the Per Share Price is adjusted pursuant to Section  2(b) above, the Company shall issue to the Holder the number of shares of common stock obtained by (i) multiplying the number of Protected Shares held by the Holder on the Triggering Date by the Per Share Price, and (ii) subtracting the number of Protected Shares held by the Holder on the Triggering Date and any additional shares issued pursuant to Section 2(d) above from the quotient so obtained by dividing the product specified in Section 2(e)(i) by the Second Adjusted Per Share Price.

(f) Issuance of Additional Shares. The Company shall, within fifteen (15) calendar days of receipt of a notice of Triggering Date pursuant to Section 2(c), issue and deliver to the Holder a certificate evidencing the additional shares of common stock to be issued pursuant to this Section 2 (the “Additional Shares”).

(g) Extraordinary Events Regarding Common Stock.  In the event that the Company shall (a) issue additional shares of its common stock as a dividend or other distribution on outstanding common stock, (b) subdivide its outstanding shares of common stock, (c) combine its outstanding shares of the common stock into a smaller number of shares of the common stock, or (d) the Company’s outstanding common stock shall have been changed into a different number of shares or a different class solely as a result of a reclassification, exchange, recapitalization or similar transaction, then, in each such event, (x) in the case of Clauses (a),(b) or (c), each of the Per Share Price, First Triggering Per Share Price and the Second Triggering Per Share Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Per Share Price, First Triggering Per Share Price and the Second Triggering Per Share Price by a fraction, the numerator of which shall be the number of shares of common stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of common stock outstanding immediately after such event, and the product so obtained shall thereafter be the respective Per Share Price, First Triggering Per Share Price and the Second Triggering Per Share Price, then in effect or (y) in the case of Clause (d), then the Per Share Price, First Triggering Per Share Price and Second Triggering Per Share Price shall be appropriately adjusted to reflect such event. The Per Share Price, First Triggering Per Share Price and the Second Triggering Per Share Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Section 2(g).  The number of Protected Shares and the number of Additional Shares that the Holder shall thereafter, be entitled to receive shall be adjusted to a number determined by multiplying the number of shares of common stock that would otherwise (but for the provisions of this Section 2(g)) be issuable by a fraction of which (a) the numerator is the respective Per Share Price, First Triggering Per Share Price and the Second Triggering Per Share Price that would otherwise (but for the provisions of this Section 2(g)) be in effect, and (b) the denominator is the respective Per Share Price, First Triggering Per Share Price and the Second Triggering Per Share Price, in effect on the date of such issuance.

(h) Termination of Additional Issuance Provisions. The provisions of Sections 2(a) through 2(g) shall terminate and be of no further force or effect on the earlier of (i) the Company’s issuance of Additional Shares pursuant to the Holder’s election to adjust the Per Share Price to the Second Adjusted Per Share Price, and (ii) the end of the Protection Period.

3. Securities Law Compliance.  The Holder hereby represents, warrants and acknowledges to the Company as follows:

       (a) The Holder is an “accredited investor” (as such term is defined in paragraph (a) of Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “1933 Act”)), and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Additional Shares and making an informed investment decision.

       (b) The Holder understands that the Additional Shares have not been registered under the 1933 Act or any applicable state securities laws, and that the sale and issuance of the Additional Shares are being made in reliance on one or more exemptions from registration under the 1933 Act and under applicable registration exemptions from state securities laws.

       (c) The Holder acknowledges that no agency, governmental authority, regulatory body, stock market or other entity (including, without limitation, the Securities and Exchange Commission or any state securities commission) has made any finding or determination as to the merit for investment in, nor have any such agencies or governmental authorities made any recommendation or endorsement with respect to, the Additional Shares.

       (d) The Holder is acquiring the Additional Shares for its own account, for investment purposes only, and not with a view to any resale or distribution in violation of the registration requirements of the 1933 Act; and the Holder will not offer, sell or otherwise transfer any of the Additional Shares except under circumstances which will not result in a violation of the 1933 Act.

       (e) The Holder has been given a reasonable opportunity to review all of the Company’s filings with the Securities and Exchange Commission, all documents, books and records of the Company pertaining to the investment represented by the Additional Shares, has been supplied with all additional information concerning the Company and the Additional Shares that it has requested, has had a reasonable opportunity to ask questions of and receive answers from the Company or its representatives concerning this investment, all such questions have been answered to its full satisfaction.

       (f) The Holder acknowledges that no purchase of the Additional Shares has resulted from any general solicitation or general advertising (as such terms are used in Regulation D under the 1933 Act), including advertisements, articles, press releases, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

       (g) The Holder acknowledges that there are significant restrictions and limitations on the transferability of the Additional Shares.  It consents to the Company giving instructions to its transfer agent and/or registrar in order to implement the restrictions and limitations on transfer as required under the 1933 Act and as set forth herein.

       (h) Until such time as the same is no longer required under applicable requirements of the 1933 Act or applicable state securities laws, stock certificates representing the Additional Shares, and all certificates issued in exchange therefor or in substitution thereof, shall bear a legend in substantially the following form:

"THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT").  THE HOLDER HEREOF, BY ACCEPTING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE ISSUER THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE ISSUER, (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT AND IN COMPLIANCE WITH APPLICABLE STATES SECURITIES LAWS, (C) IN ACCORDANCE WITH RULE 144 UNDER THE 1933 ACT AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, OR (D) IN ACCORDANCE WITH ANY OTHER EXEMPTION UNDER THE 1933 ACT AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS UPON THE DELIVERY OF A LEGAL OPINION, REASONABLY SATISFACTORY TO THE ISSUER, TO THE FOREGOING EFFECT.”

4.  Miscellaneous.

       (a) Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Company and the Holder and their respective successors and assigns; provided, however, that the foregoing shall not authorize any assignment by the Company of its rights or duties hereunder.

       (b) Integration.  This Agreement and any documents executed in connection herewith or pursuant hereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, offers and negotiations, oral or written, with respect thereto and no extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceeding, if any, involving this Agreement.

       (c) Course of Dealing; Waivers.  No course of dealing on the part of the Holder or its partners or affiliates, nor any failure or delay in the exercise of any right by the Holder, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right.  The Holder’s failure at any time to require strict performance by the Company of any provision shall not affect any right of the Holder thereafter to demand strict compliance and performance.  Any suspension or waiver of a right must be in writing signed by the Holder.

       (d) Notices.  All notices or demands by any party relating to this Agreement shall be provided as set forth in the MIPSA.

       (e) Time is of the Essence.  Time is of the essence as to each and every term and provision of this Agreement.

(f) Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will be one and the same document.  Facsimiles and electronic copies in portable document format (“PDF”) containing original signatures shall be deemed for all purposes to be originally signed copies of the documents that are the subject of such facsimiles or PDF versions.

       (g) Legal Effect.  If any provision of this Agreement conflicts with applicable law, such provision shall be deemed severed from this Agreement, and the balance of this Agreement shall remain in full force and effect.

       (h) Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Nevada without regard to principles of conflicts of laws that would cause the application of the laws of any jurisdictions other than the State of Kentucky.

[Signatures on Following Page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the first date above written.

Company: ALAMO ENERGY CORP. a Nevada corporation
By:	/s/ Allan Millmaker
Allan Millmaker Its: Chief Executive Officer

Holder: RANGE KENTUCKY HOLDINGS LLC By its Manager: Range Exploration Partners LLC
By:	/s/ Frode Aschim
Frode Aschim Its: Manager